                                                                    EXHIBIT 12.1

                 CANDLEWOOD HOTEL COMPANY, INC. AND SUBSIDIARIES

     STATEMENTS REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                  Year Ended     Year Ended     Year Ended     Year Ended     Year Ended
                                                 December 31,   December 31,   December 31,   December 31,   December 31,
                                                     2001           2000           1999           1998           1997
                                                 -----------    -----------    -----------    -----------    -----------
EARNINGS
(Loss) income before preferred stock
     dividends                                   $    (5,138)   $     5,687    $    (2,791)   $    (6,287)   $      (817)
Interest incurred                                     17,814         21,602         15,290          7,964          3,271
Amortization of deferred financing costs               2,271          2,085          1,701            473            112
Rent expense on leased hotels                         26,523         25,056         24,821         12,365             79
                                                 -----------    -----------    -----------    -----------    -----------
     Total earnings                              $    41,470    $    54,430    $    39,021    $    14,515    $     2,645
                                                 ===========    ===========    ===========    ===========    ===========

FIXED CHARGES
Interest incurred                                $    17,814    $    21,602    $    15,290    $     7,964    $     3,271
Amortization of deferred financing costs               2,271          2,085          1,701            473            112
Rent expense on leased hotels                         26,523         25,056         24,821         12,365             79
Preferred stock dividends                              8,025          8,025          8,025          6,338          1,248
                                                 -----------    -----------    -----------    -----------    -----------
     Total fixed charges                         $    54,633    $    56,768    $    49,837    $    27,140    $     4,710
                                                 ===========    ===========    ===========    ===========    ===========

Ratio of earnings to combined fixed
charges and preferred stock dividends                      -              -              -              -              -
                                                 ===========    ===========    ===========    ===========    ===========

(Deficit) excess of earnings to combined
fixed charges and preferred stock dividends      $   (13,163)   $    (2,338)   $   (10,816)   $   (12,625)   $    (2,065)
                                                 ===========    ===========    ===========    ===========    ===========
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